UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 7, 2014

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.

On March 7, 2014, Advanced Micro Devices, Inc. (the “Company”) issued 34,906,166 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the cashless exercise in full by West Coast Hitech, L.P. (“WCH”) of its warrant to purchase up to 35,000,000 shares of Common Stock at an exercise price of $0.01 per share (the “Warrant”). As a result, the Warrant is no longer outstanding.

Based on the number of shares of Common Stock outstanding as of March 7, 2014, the Warrant Shares constitute approximately 4.58% of the Company’s total outstanding shares of Common Stock, and as a result of the issuance of the Warrant Shares, WCH beneficially owns approximately 141,906,166 million shares, or approximately 18.63% of the Company’s total outstanding shares of Common Stock.

WCH originally acquired the warrant on March 2, 2009 in connection with the closing of the transactions contemplated by that certain Master Transaction Agreement, dated as of October 6, 2008, all of which was reported on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2009. The Warrant became exercisable on July 24, 2009.

The Company does not expect the issuance of the Warrant Shares to have a material change on basic and dilutive earnings per share amounts because the Company has previously included the full 35,000,000 shares of Common Stock issuable to WCH upon exercise of the Warrant in the denominator for calculating basic and dilutive earnings per share.

Based on the accredited investor representations from WCH, the Company relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), from the registration requirements of the Securities Act with respect to the issuance and sale of the Warrant Shares pursuant to the exercise of the Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2014	ADVANCED MICRO DEVICES, INC.

By: /s/ Harry A. Wolin
	Name:	Harry A. Wolin
	Title:	Senior Vice President, General Counsel and Secretary